DATED 15th DECEMBER 2003

3DM Worldwide plc

-and-

Global Tech International Inc

SUPPLEMENTAL AGREEMENT

#

THIS SUPPLEMENTAL AGREEMENT is made on 15th      December 2003

BETWEEN:

(1) 3DM WORLDWIDE Plc, a company incorporated in England and Wales (No.03443456) whose registered office is at 1 Des Roches Square, Witan Way, Witney, Oxfordshire OX8 6BE, England ("3DMW")

(2) GLOBAL TECH INTERNATIONAL INC of 100 West Big Beaver Troy Michigan USA ("GT")

WHEREAS

1.

3DMW has a Licence from Transence Technologies plc ("Transence") relating to certain rights licensed by Transence to 3DMWW ("the Principal Licence")

2.

Transence and 3DMWW have agreed to extend the scope of this patent and know-how Licence,

3.

With the approval of Transence, 3DMWW has granted GT certain sub licence rights ("the Sub licence")

4.

3DMWW and GT now agree to extend those sub licence rights in line with the extension of rights under the Principal Licence and with the consent of Transence

IT IS AGREED as follows:

1.

INTERPRETATION

1.1

In this Agreement:-

"Effective Date"

means the date of execution of this

Agreement;

"Principal Licence"

means the licence agreement dated

13 December 2000 and made

between TRANSENSE and 3DM

TECHNOLOGIES INC (3 copy of

which has been initialled by on behalf

of the Parties for the purpose of

identification and is appended as

Schedule 2 to this Agreement) which

was novated to 3DMW by a Novation

Agreement dated September 2002

and as varied by a Supplemental

Agreement dated 2003;

"Sub Licence"

means the Licence agreement dated

22nd November 2003 and made

between 3DMWW and GT

1.2

Save as expressly provided herein to the contrary, any defined terms used in this Agreement shall have the meanings ascribed to them in the Principal Licence.

2.

AMENDMENTS TO THE LICENCE AGREEMENT

2.1

In consideration of the payment by GT to 3DMWW of one hundred thousand pounds, as of the Effective Date the Sub Licence shall be amended as follows:-

2.1.1

the definition of "Field of Use" in the Principal Licence and therefore in the Sub licence shall be deleted and replaced with the following:

"Field of Use"

shall mean the field of tyre pressure and

tyre pressure monitoring systems that are

either located on the wheel or attached to

the wheel (such as an attachment behind

the valve) save in each case for the

Excluded Fields of Use;

2.1.2

the definition of "In-wheel System" shall be deleted.

3.

GENERAL

3.1

The Sub Licence shall be confirmed in all other respects.

3.2

This Agreement shall be governed by and construed in accordance with English Law.

1.1

Each of the Parties submits to the non-exclusive jurisdiction of the English courts and waives any objection to proceedings in such court on the grounds of venue or that the proceedings have been brought in an inconvenient forum.

IN WITNESS whereof this Agreement has been executed as a Deed the day and year first above written.

EXECUTED as a Deed by )

Global tech International Inc )

Acting by

EXECUTED as a Deed by the parties this day and year first above mentioned

EXECUTED as a Deed by

)   /s/ Mario DiNello

GLOBAL TECH INTERNATIONAL INC

)

by the hands of-

)

President

EXECUTED as a Deed by

)

3DM WORLDWIDE PLC

)

by the hands of:-

)

Director

/s/ K. Brooks

Secretary

/s/ Christopher Livingston-Campbell